Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of September 18, 2012 (the “Merger Agreement”), by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Rain Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Ramtron International Corporation, a Delaware corporation (the “Company”), is made and entered into as of November 19, 2012 by and among Parent, Purchaser and the Company. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Parent, Purchaser and the Company desire to amend certain terms of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Purchaser and the Company hereby agree as follows:

1. Company Option Plans. Section 3.8 of the Merger Agreement is amended and supplemented to include an additional paragraph (i) at the end thereof as follows:

“(i) Notwithstanding anything herein to the contrary, the Company shall, effective prior to the Closing Date and contingent upon the Closing, take all action necessary to terminate the Company 1995 Stock Option Plan, the Company 1999 Stock Option Plan and the Company Amended and Restated 2005 Incentive Award Plan, but shall not terminate, and shall continue to sponsor and maintain in accordance with its terms, the Company 2012 Incentive Award Plan (the “2012 Plan”), but shall not grant any awards or rights of any sort under the 2012 Plan unless required to do so by Parent in writing.”

2. Amendment of 2012 Plan. Article VII of the Merger Agreement is amended and supplemented to include the following as a new Section 7.18 at the end thereof as follows:

“7.18 Amendment of 2012 Plan. Promptly following the execution of this Agreement, the Company shall take all action necessary to amend and restate the 2012 Plan in the manner directed by Parent, with such amendment and restatement to be effective as of and contingent upon the Effective Time.”

3. Agreement. All references to the “Agreement” set forth in the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

4. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

5. Confirmation of the Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Section 9.4 and Article X of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
	Name:	Brad W. Buss
	Title:	CFO & EVP

RAIN ACQUISITION CORP.

By:	/s/ Brad W. Buss
	Name:	Brad W. Buss
	Title:	Secretary

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Gery E. Richards
	Name:	Gery E. Richards
	Title:	CFO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]